Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES FEBRUARY CASH DISTRIBUTION
     DALLAS, Texas, February 17, 2009 — U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.043564 per unit, payable on March 13, 2009, to unit holders of record on February 27, 2009.
     This month’s distribution decreased due primarily to lower prices for both oil and gas and decreased production due to market demand. This would primarily reflect production for the month of December.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 38,432 bbls and 170,765 mcf. The average price for oil was $35.05 per bbl and for gas was $4.84 per mcf. Capital expenditures were approximately $818,527. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	38,432	170,765	$35.05	$4.84
Prior Month	54,475	241,136	$54.15	$4.93
     The 2008 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2008 Tax Information booklet will be posted on the Trust website by March 1st.
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 877.228.5085